Exhibit 99.4

SOC TELEMED MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this “SOC Telemed Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “us”, the “Company” or “SOC Telemed” is intended to mean the business and operations of Specialists On Call, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination. Capitalized terms used but not described in this Exhibit 99.4 shall have the meanings ascribed to them in the Original Report.

You should read the following discussion and analysis of our financial condition and results of operations together with the condensed consolidated financial statements and the related notes attached as Exhibit 99.3 to the Amendment. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Forward-Looking Statements” and “Risk Factors” included in the Original Report (including the related disclosures in the Proxy Statement incorporated by reference therein) for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a leading provider of acute care telemedicine services and technology to U.S. hospitals and healthcare systems based on number of clients, which services include acute teleNeurology, telePsychiatry, and teleICU, and we believe that we have significant opportunities to expand into other specialties. We provide time-sensitive specialty care when patients are vulnerable. Our solution was developed to support complex workflows in the acute care setting by integrating our cloud-based software platform, Telemed IQ, with our network of qualified physicians and other provider specialists to create a seamless, acute telemedicine solution.

We derive a substantial portion of our revenues from consultation fees generated under contracts with facilities that access our Telemed IQ software platform and clinical provider network. In general, our contracts are non-cancellable and typically have an initial one-to-three-year term, with an automatic renewal provision. They provide for a predetermined number of consultations for a fixed monthly fee and consultations in excess of the monthly allotment generate additional consultation fees, which we characterize as variable fee revenue. Revenues are driven primarily by the number of facilities, the consultations from our facilities, the number of services contracted for by a facility, the contractually negotiated prices of our services, and the negotiated pricing that is specific to that particular facility.

Our revenues were $43.5 million and $49.6 million for the nine months ended September 30, 2020 and 2019, respectively, representing a period-over-period decrease of 12%, primarily resulting from decreased utilization of our core services due to the COVID-19 pandemic. We incurred net losses of $25.1 million and $12.2 million for the nine months ended September 30, 2020 and 2019, respectively, primarily due to our investments in growth.

COVID-19 Update

In March 2020, the World Health Organization declared the 2019 novel coronavirus, or COVID-19, a global pandemic. We are closely monitoring the impact of COVID-19 on all aspects of our business. We have taken measures in response to the COVID-19 pandemic, including temporarily closing our offices and implementing a work-from- home policy for our workforce; suspending employee travel and in-person meetings; modifying our clinician provisioning protocols; and adjusting our supply chain and equipment levels. We may take further actions that alter our business operations as may be required by federal, state or local authorities or that we determine are in the best interests of our employees, clients, and stockholders. The effects of these operational modifications are unknown and may not be realized until further reporting periods.

The COVID-19 pandemic had an impact on the utilization levels of our core services when it was declared a global pandemic in March 2020, and as a result our financial condition and year-to-date results of operations have been negatively impacted. Immediately following the declaration of COVID-19 as a global pandemic, the utilization levels of our core services decreased by approximately 40% in the aggregate. However, we have seen improvement in the utilization rates of these solutions in recent periods and expect to return to normal utilization levels in the second quarter of 2021. The future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on our clients and our sales cycles, impact on our marketing efforts, and effect on our suppliers, all of which are uncertain and cannot be predicted. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to our and our clients’ operations and the operations of our third-party suppliers, along with the related global slowdown in economic activity, may result in decreased revenues and increased costs, and we expect such impacts on our revenues and costs to continue through the duration of the pandemic. Further, the economic effects of COVID-19 have financially constrained some of our prospective and existing clients’ healthcare spending, offset by the increasing awareness that telemedicine can be a more cost-efficient model for hospitals and health systems to provide access to critical, clinical specialists and mitigate business disruption by assuring continuity of access to those providers. The net impact of these dynamics may negatively impact our ability to acquire new clients, complete implementations, and renew contracts with or sell additional solutions to our existing clients. The extent to which the coronavirus outbreak may materially impact our financial condition, liquidity or results of operations is uncertain. It is possible that the COVID-19 pandemic, the measures taken by the U.S. government, as well as state and local governments in response to the pandemic, and the resulting economic impact may materially and adversely affect our results of operations, cash flows and financial positions as well as our clients.

We believe our business is well-positioned to benefit from the trends that are accelerating digital transformation of the health care industry as a result from the COVID-19 pandemic. In recent periods, the disruptions caused by the pandemic have had a significant impact on the telemedicine market by increasing awareness and acceptance among patients and providers. Telemedicine provided access to care when access to healthcare facilities was limited due to state-mandated stay-at-home orders. Moreover, as the clinicians themselves were quarantined or otherwise relegated to their homes due to safety issues, telemedicine provided a solution for those remote providers to continue to provide care to patients or for hospitals to access additional specialists to augment their remaining staff. In addition, the Centers for Medicare and Medicaid Services have significantly reduced regulatory and reimbursement barriers for telehealth during the pandemic.

Key Factors Affecting SOC Telemed’s Performance

The following factors have been important to our business and we expect them to impact our business, results of operations and financial condition in future periods:

Attracting new facilities

Sustaining our growth requires continued adoption of our clinical solutions and platform by new and existing facilities. We will continue to invest in building brand awareness as we further penetrate our addressable markets. Our revenue growth rate and long-term profitability are affected by our ability to increase our number of facilities because we derive a substantial portion of our revenues from fixed and variable consultation fees. Our financial performance will depend on our ability to attract, retain and cross-sell additional solutions to facilities under favorable contractual terms. We believe that increasing our facilities is an integral objective that will provide us with the ability to continually innovate our services and support initiatives that will enhance experiences and lead to increasing or maintaining our existing recurring revenue streams.

Expanding number of consultations on the SOC Telemed platform

Our revenues are generated from consultations performed on our platform. We also realize variable revenue from facilities in connection with the completion of consultations that are in excess of their contracted number of monthly consultations. Accordingly, our consultation fee revenue generally increases as the number of visits increase. Consultation fee revenue is driven primarily by the number of consultations and facility utilization of our network of providers and the contractually negotiated prices of our services. Our success in driving increased utilization within the facilities under contract depends in part on the expansion of service lines with existing clients and the effectiveness of our client success organization which we deploy on-site and through targeted engagement programs. We believe that increasing our current facility utilization rate is a key objective in order for our clients to realize tangible clinical and financial benefits with our solutions.

Continued investment in growth

We plan to continue investing in our business, including our internally developed Telemed IQ software platform, so we can capitalize on our market opportunity and increasing awareness of the clinical and financial value that can be realized with telemedicine. We intend to grow marketing, client success and sales expenses to target expansion of our business and to attract new facilities. We expect to continue to make focused investments in marketing to drive brand awareness, increase the number of opportunities and expand our digital footprint. We also intend to continue to add headcount to sales, client success and marketing functions, as well as in general and administrative functions as we scale to meet our reporting, compliance and other obligations as a public company. Although we expect these activities will increase our net losses in the near term, we believe that these investments will contribute to our long-term growth and positively impact our business and results of operations.

Key Performance Measures

We review several key performance measures, discussed below, to evaluate business and results, measure performance, identify trends, formulate plans and make strategic decisions. We believe that the presentation of such metrics is useful to its investors because they are used to measure and model the performance of companies such as ours, with recurring revenue streams.

Number of facilities

We believe that the number of facilities using our platform are indicators of future revenue growth and our progress on our path to long-term profitability because we derive a substantial portion of our revenues from consultation fees under contracts with facilities that provide access to our professional provider network and platform. A facility represents a distinct physical location of a medical care site.

	As of September 30,
	2020	2019
Facilities	843	603

Bookings

We believe that new bookings are an indicator of future revenue growth and provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance. Bookings represents the minimum contractual value for the initial 12 months of a contract as of the contract execution date. The minimum fixed consultation revenue, upfront implementation fees and technology and support fees are included in bookings. Estimates of variable revenue for utilization in excess of the contracted amounts of consultations is not included in the value of bookings. The minimum fixed consultation fee as well as the technology and support fees are invoiced and recognized as revenues on a monthly basis. The upfront implementation fees are invoiced upon contract signing and accounted for as deferred revenues over our average client relationship period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(dollars in thousands)
Bookings	$2,588	$1,684	$8,289	$4,108

Number of implementations

An implementation is the process by which we enable a new service offering at a facility. We determine a new service offering has been enabled when facilities are fully able to access our platform which typically involves designing the solution, credentialing and privileging physicians, testing and installing telemedicine technologies, and training facility staff. Implementations result in new clients utilizing our services or delivery of new services to existing clients and are an indicator of revenue growth.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Implementations	55	54	211	117

Number of core consultations

Because our consultation fee revenue generally increases as the number of visits increase, we believe the number of consultations provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance. We define core consultations as consultations utilizing our core services, including our teleNeurology, telePsychiatry and teleICU solutions. We experienced lower core consultation volume for the three and nine months ended September 30, 2020 as compared to the three and nine months ended September 30, 2019, respectively, due to the impact of COVID-19 on the utilization of our core services.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Core Consultations	32,126	41,803	98,686	121,894

Components of Results of Operations

Revenues

We enter into contracts with hospitals or hospital systems, physician practice groups, and other users. Under the contracts, the clients pay a fixed monthly fee for access to our Telemed IQ software platform and our clinical provider network. The fixed monthly fee provides for a predetermined number of monthly consultations. Should the number of consultations exceed the contracted amount, the client also pays a variable consultation fee for the additional utilization. To facilitate the delivery of the consultation services, facilities use telemedicine equipment which is either provided and installed by the Company or procured by the client from external vendors. We also provide the facilities with user training as well as technology and support services, which include monitoring and maintenance of our telemedicine equipment and access to our reporting portal. Prior to the start of a contract, clients make upfront nonrefundable payments when contracting for implementation services. Consideration received from these upfront fees is recognized ratably over our average client relationship period. Revenue is driven primarily by the number of facilities, the number of services contracted for by the facilities, the utilization of our services and the contractually negotiated prices of our services. We recognize revenue when the following criteria are met: (i) there is an executed contract, (ii) service is available to be accessed, (iii) collection of the fees is reasonably assured and (iv) the amount of fees to be paid is fixed and determinable. Our agreements typically have a term of one to three years with an auto renewal provision. We generally invoice our facilities in advance on a monthly basis. Variable consult fees are recognized as incurred and billed in arrears.

See “— Critical Accounting Policies and Estimates — Revenue Recognition” for a more detailed discussion of our revenue recognition policy.

Cost of Revenues

Cost of revenues primarily consists of fees paid to our physicians, costs incurred in connection with licensing our physicians, equipment leasing, maintenance and depreciation, amortization of capitalized software development costs (internal-use software), and costs related to medical malpractice insurance. Cost of revenues is driven primarily by the number of consultations completed in each period. Our business and operational models are designed to be highly scalable and leverage variable costs to support revenue-generating activities. We will continue to invest additional resources in our platform, providers, and clinical resources to expand the capability of our platform and ensure that clients are realizing the full benefit of our offerings. The level and timing of investment in these areas could affect our cost of revenues in the future.

Gross Profit and Gross Margin

Our gross profit is our total revenues minus our total cost of revenues, and our gross margin is our gross profit expressed as a percentage of our total revenues. Our gross margin has been and will continue to be affected by a number of factors, most significantly the fees we charge and the number of consultations we complete. We expect our annual gross margin to improve over the near term as we invest in technology enabled solutions to optimize deployment and utilization of our physicians.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses consist of sales and marketing, research and development, operations, and general and administrative expenses. Personnel costs are the most significant component of selling, general and administrative expenses and consist of salaries, benefits, bonuses, stock-based compensation expense, and payroll taxes. Selling, general and administrative expenses also include overhead costs for facilities, professional fees, and shared IT related expenses, including depreciation expense.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel and related expenses for our sales, client success, and marketing staff, including costs of communications materials that are produced to generate greater awareness and utilization among our facilities. Marketing costs also include third-party independent research, trade shows and brand messages, public relations costs and stock-based compensation for our sales and marketing employees. Our sales and marketing expenses exclude any allocation of occupancy expense and depreciation and amortization.

We expect our sales and marketing expenses to increase for the foreseeable future as we continue to increase the size of our sales and client success teams and marketing investments and expand into new products and markets. Our sales and marketing expenses will increase in the near term as we increase brand awareness, expand market presence and strategically invest to expand our business. We expect to continue to invest in sales and marketing by hiring additional personnel and promoting our brand through a variety of marketing and public relations activities. As we scale our sales and related client success and sales support personnel in the short- to medium-term, we expect these expenses to increase in both absolute dollars and as a percentage of revenue.

Research and development

Research and development, or R&D expense, consists primarily of engineering, product development, support and other costs associated with products and technologies that are in development. These expenses include employee compensation, including stock-based compensation. We expect R&D expenses as a percentage of revenues to vary over time depending on the level and timing of our new product development efforts, as well as the development of our clinical solutions and other related activities.

Operations

Operations expenses consist primarily of personnel and related expenses for our physician licensing, credentialing and privileging, project management, implementation, consult coordination center, and clinical provisioning functions.

We expect our operations expenses to increase as we continue to increase the size of our staff and expand into new products and markets.

General and Administrative

General and administrative expenses include personnel and related expenses of, and professional fees incurred by, our executive, finance, legal, information technology infrastructure, and human resources departments. They also include stock-based compensation, all facilities costs including utilities, communications and facilities maintenance, professional fees (including legal, tax, and accounting). Additionally, during 2020, we incurred significant integration, acquisition, transaction and executive severance costs in connection with the Business Combination. Integration, acquisition, transaction and executive severance costs represent the transaction and business integration costs related to the Business Combination, including incremental expenses incurred in connection with the Business Combination, such as advisory, legal, accounting, valuation, and other professional or consulting fees, as well as other related incremental executive severance costs. We expect our general and administrative expenses to increase for the foreseeable future following the completion of the Business Combination due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business.

Depreciation and amortization

Depreciation and amortization consists primarily of depreciation of fixed assets, amortization of capitalized software development costs (internal-use software) and amortization of acquisition-related intangible assets.

Changes in Fair Value of Contingent Consideration

Changes in fair value of contingent consideration consists of the change in fair value of contingent consideration associated with the acquisition of JSA Health Corporation (“JSA”), a provider of physician-based psychiatric telemedicine services, in August 2018.

Interest Expense

Interest expense consists primarily of interest incurred on our outstanding indebtedness and non-cash interest related to the amortization of debt discount and issuance costs associated with our term loan agreement.

Gain (Loss) on Puttable Option Liabilities

Gain (loss) on puttable option liabilities consists of changes in the fair value of puttable option liabilities. These puttable option liabilities are considered to expire between 2020 and 2024.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Consolidated Statement of Operations data:
Revenues	$15,132	$17,052	$43,493	$49,615
Cost of revenues	9,534	9,853	29,277	30,251
Operating expenses
Selling, general and administrative	11,993	8,135	30,267	25,805
Changes in fair value of contingent consideration	—	(258)	—	(1,712)
Total costs and expenses	11,993	7,878	30,267	24,093
Loss from operations	(6,395)	(678)	(16,051)	(4,729)
Other income (expense)	(412)	—	(517)	—
Interest expense	(2,874)	(2,650)	(8,490)	(7,495)
Loss before income taxes	9,681)	(3,328)	(25,058)	(12,224)
Income tax (expense) benefit	(7)	(2)	(10)	(5)
Net loss	$(9,688)	$(3,330)	$(25,068)	$(12,229)

Consolidated Results of Operations

Revenues

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Revenues	$15,132	$17,052	$43,493	$49,615	$(1,920)	(11)%	$(6,122)	(12)%

Comparison of the Three Months Ended September 30, 2020 and 2019

Revenues decreased by $1.9 million, or 11%, for the three months ended September 30, 2020 compared to the nine months ended September 30, 2019. This decrease was primarily driven by lower volume of core consultations over the same period due to the COVID-19 pandemic.

Comparison of the Nine Months Ended September 30, 2020 and 2019

Revenues decreased by $6.1 million, or 12%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This decrease was primarily driven by the same factors that affected revenues in the three months ended September 30, 2020.

Cost of Revenues and Gross Margin

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Cost of revenues	$9,534	$9,853	$29,277	$30,251	$(319)	(3)%	$(974)	(3)%
Gross margin	37%	42%	33%	39%

Comparison of the Three Months Ended September 30, 2020 and 2019 Cost of revenues decreased by $0.3 million, or 3%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. This decrease was due to $0.9 million lower clinician fees due to lower volume of core consultations and $0.1 million decrease in equipment maintenance costs over the same period, partially offset by $0.4 million increase in depreciation and amortization of telemedicine equipment and internal-use software and $0.3 million increase in medical malpractice and licensing costs.

Gross margin was 37% for the three months ended September 30, 2020 compared to 42% for the three months ended September 30, 2019. The decrease in gross margin was due to the lower volume of core consultations over the same period due to the COVID-19 pandemic partially offset by a decrease of $0.3 million in cost of revenues over the same period. Utilization levels of these core services have continued to recover since the initial impact of the COVID-19 pandemic in March 2020; however, we do not expect a return to normal utilization levels until the second quarter of 2021.

Comparison of the Nine Months Ended September 30, 2020 and 2019

Cost of revenues decreased by $1.0 million, or 3%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This decrease was due to $2.4 million lower clinician fees due to lower volume of core consultations and $0.1 million decrease in equipment maintenance costs over the same period, partially offset by $0.9 million increase in depreciation and amortization of telemedicine equipment and internal-use software and $0.6 million increase in medical malpractice and licensing costs.

Gross margin was 33% for the nine months ended September 30, 2020 compared to 39% for the nine months ended September 30, 2019. The decrease in gross margin was due to the lower volume of core consultations over the same period due to the COVID-19 pandemic, partially offset by a decrease of $1.0 million in cost of revenues over the same period.

Selling, General and Administrative Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Selling, general and administrative expenses(1)	$11,993	$8,135	$30,267	$25,805	$3,858	47%	$4,462	17%

Sales and marketing	1,936	1,364	4,920	5,122	572	42%	(202)	(4)%
Research and development	398	270	940	827	128	47%	113	14%
Operations	2,357	1,991	6,539	5,916	366	18%	623	11%
General and administrative	7,302	4,510	17,868	13,940	2,792	62%	3,928	28%
	$11,993	$8,135	$30,267	$25,805	$3,858	47%	$4,462	17%

(1)	Selling, general, and administrative expenses includes the following expenses for the periods presented:

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
	Stock-Based Compensation	Depreciation and Amortization	Integration Costs	Stock-Based Compensation	Depreciation and Amortization	Integration Costs
	(dollars in thousands)
Sales and marketing	$3	$—	$—	$100	$—	$—
Research and development	8	—	—	8	—	—
Operations	10	—	—	11	—	—
General and administrative	1,012	397	1,018	133	411	31
Total selling, general and administrative expenses	$1,033	$397	$1,018	$252	$411	$31

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
	Stock-Based Compensation	Depreciation and Amortization	Integration Costs	Stock-Based Compensation	Depreciation and Amortization	Integration Costs
	(dollars in thousands)
Sales and marketing	$18	$—	$—	$671	$—	$—
Research and development	48	—	—	38	—	—
Operations	45	—	—	34	—	—
General and administrative	1,169	1,201	3,521	372	1,252	1,050
Total selling, general and administrative expenses	$1,280	$1,201	$3,521	$1,115	$1,252	$1,050

Comparison of the Three Months Ended September 30, 2020 and 2019

Sales and marketing expenses increased by $0.6 million, or 42%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. The increase was primarily due to increased headcount across our sales and client success teams and higher marketing investments of $0.6 million to increase brand awareness and our market presence.

Research and development expenses increased by $0.1 million, or 47% for the three months ended September 30, 2020 compared to the three months ended September 30, 2019, as we made additional investments in product development.

Operations expenses increased by $0.4 million, or 18%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. This increase is due to salaries and benefits associated with additional headcount for our operations team, including credentialing, licensing and privileging personnel.

General and administrative expenses increased by $2.8 million, or 62%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. This increase was due primarily to additional accounting, finance and legal costs as part of preparing to become a public company in connection with the Business Combination, as well as a $0.9 million increase in stock-based compensation expense primarily related to an option modification.

Comparison of the Nine Months Ended September 30, 2020 and 2019

Sales and marketing expenses decreased by $0.2 million, or 4%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This decrease was primarily due COVID-19 related travel restrictions and cancellation of trade shows and events.

Research and development expenses increased by $0.1 million, or 14% for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, as we made additional investment in product development.

Operations expenses increased by $0.6 million, or 11%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This increase is due to salaries and benefits associated with additional headcount for our operations team, including consult coordination center, credentialing, licensing and privileging personnel.

General and administrative expenses increased by $3.9 million, or 28%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This increase was due to $2.5 million higher integration, acquisition, transaction, and severance costs, a $0.8 million increase in stock-based compensation expense and $0.8 million in additional accounting, finance and legal costs as part of preparing to become a public company in connection with the Business Combination.

Changes in Fair Value of Contingent Consideration

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Changes in fair value of contingent consideration	$—	$(258)	$—	$(1,712)	$258	*	$1,712	*

*	Percentage not meaningful

Comparison of the Three Months Ended September 30, 2020 and 2019

Changes in fair value of contingent consideration increased by $0.3 million for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. This increase was due to the revaluation of the previously recorded contingent consideration associated with the JSA acquisition to reflect that thresholds requiring payment under the earn-out would not be met.

Comparison of the Nine Months Ended September 30, 2020 and 2019

Changes in fair value of contingent consideration increased by $1.7 million for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This increase was due to the same factors that affected changes in fair value of contingent consideration for the three months ended September 30, 2020.

Loss from operations

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Loss from operations	$6,395	$678	$16,051	$4,729	$5,717	843%	$11,322	239%

Comparison of the Three Months Ended September 30, 2020 and 2019

Loss from operations increased by $5.7 million, or 843% for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. This increase was due to a decline in revenues resulting from the reduction in core consultations related to the COVID-19 pandemic, the increase in selling, general and administrative expenses described above, and the revaluation of the previously recorded contingent consideration associated with the JSA acquisition. We expect our selling, general, and administrative costs and our losses from operations to increase as we continue to invest in growing our business and operating as a public company.

Comparison of the Nine Months Ended September 30, 2020 and 2019

Loss from operations increased by $11.3 million, or 239%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This increase was due to the same factors that affected loss from operations for the three months ended September 30, 2020.

Interest Expense

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Interest expense	$2,874	$2,650	$8,490	$7,495	$224	8%	$995	13%

Comparison of the Three Months Ended September 30, 2020 and 2019

Interest expense increased by $0.2 million, or 8%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. This increase was due primarily to an additional $4.0 million in borrowings under the Term Loan Agreement in April and August 2019.

Comparison of the Nine Months Ended September 30, 2020 and 2019

Interest expense increased by $1.0 million, or 13%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This increase was due to the same factors that affected interest expense for the three months ended September 30, 2020.

Income Tax Expense

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Income Tax Expense	$7	$2	$10	$5	$5	250%	$5	100%

Comparison of the Three Months Ended September 30, 2020 and 2019

Income tax expense was consistent for the three months ended September 30, 2020 compared to the three months ended September 30, 2019.

Comparison of the Nine Months Ended September 30, 2020 and 2019

Income tax expense was consistent for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.

Net loss

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Net loss	$9,688	$3,330	$25,068	$12,229	$6,358	191%	$12,839	105%

Comparison of the Three Months Ended September 30, 2020 and 2019

Net loss increased by $6.4 million, or 191%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. The change in net loss was due primarily to an increase in the loss from operations as described above and an increase in the interest expense related to additional borrowings under the Term Loan Agreement in April and August 2019.

Comparison of the Nine Months Ended September 30, 2020 and 2019

Net loss increased by $12.8 million, or 105%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The change in net loss was due to the same factors that affected net loss for the three months ended September 30, 2020.

Certain Non-GAAP Financial Measures

We believe that, in addition to our financial results determined in accordance with GAAP, adjusted gross profit, adjusted gross margin, and adjusted EBITDA, all of which are non-GAAP financial measures, are useful in evaluating our business, results of operations, and financial condition.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(dollars in thousands)
Adjusted gross profit	$6,617	$7,979	$17,080	$21,470
Adjusted gross margin	44%	47%	39%	43%
Adjusted EBITDA	$(2,943)	$477	$(7,242)	$(1,126)

However, our use of the terms adjusted gross profit, adjusted gross margin and adjusted EBITDA may vary from that of others in our industry. Adjusted gross profit, adjusted gross margin and adjusted EBITDA should not be considered as an alternative to gross profit, net loss, net loss per share or any other performance measures derived in accordance with GAAP as measures of performance. Adjusted gross profit, adjusted gross margin and adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect the significant interest expense on our debt;

●	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any expenditures for such replacements; and

●	other companies in our industry may calculate these financial measures differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations by using these non-GAAP financial measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include gross profit, net loss, net loss per share and other performance measures. In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable GAAP measures set forth in the reconciliation tables below and our other GAAP results.

Adjusted Gross Profit and Adjusted Gross Margin

Adjusted gross profit and adjusted gross margin are non-GAAP financial measures that our management uses to assess our overall performance. We define adjusted gross profit as GAAP gross profit, plus depreciation and amortization (including internal-use software) and equipment leasing costs. Our practice of procuring equipment through lease financing ceased in the second quarter of 2017. We define adjusted gross margin as our adjusted gross profit divided by our revenues. We believe adjusted gross profit and adjusted gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics eliminate the effects of depreciation and amortization and equipment lease costs. The following table presents a reconciliation of adjusted gross profit from the most comparable GAAP measure, gross profit, for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Revenues	$15,132	$17,052	$43,493	$49,615	$(1,920)	(11)%	$(6,122)	(12)%
Cost of revenues	9,534	9,853	29,277	30,251	(319)	(3)%	(974)	(3)%
Gross profit	5,598	7,199	14,216	19,364	(1,601)	(22)%	(5,148)	(27)%
Add:
Depreciation and amortization	1,004	719	2,807	1,898	285	40%	909	48%
Equipment leasing costs	15	61	57	208	(46)	(75)%	(151)	(73)%
Adjusted gross profit	$6,617	$7,979	$17,080	$21,470	(1,362)	(17)%	(4,390)	(20)%
Adjusted gross margin (as a percentage of revenues)	44%	47%	39%	43%

Adjusted gross profit decreased by $1.4 million and $4.4 million, or 17% and 20%, for the three and nine months ended September 30, 2020, respectively, compared to the three and nine months ended September 30, 2019, respectively. This decrease was primarily due to lower revenues as a result of lower volume of core consultations over the same periods, primarily due to the impact of the COVID-19 pandemic.

Adjusted EBTIDA

We believe that adjusted EBTIDA enhances an investor’s understanding of our financial performance as it is useful in assessing our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. Adjusted EBITDA consists of net loss before interest, taxes, stock-based compensation, gain or loss on puttable options, depreciation and amortization (including internal-use software) and integration, acquisition, transaction and executive severance costs. We believe adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. The following table reconciles net loss to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019	2020	2019	2020	2019
					Change	% Change	Change	% Change
	(dollars in thousands)
Net loss	$(9,688)	$(3,330)	$(25,068)	$(12,229)	$(6,358)	191%	$(12,839)	105%
Add:
Interest expense	2,874	2,650	8,490	7,495	224	8%	995	13%
Income tax expense (benefit)	7	2	10	5	5	250%	5	100%
Depreciation and amortization	1,401	1,130	4,008	3,150	271	24%	858	27%
Stock-based compensation	1,033	252	1,280	1,115	781	310%	165	15%
Gain/(Loss) on puttable option revaluation	412	—	517	—	412	*	517	*
Changes in fair value of contingent consideration	—	(258)	—	(1,712)	258	*	1,712	*
Integration, acquisition, transaction, and severance costs	1,018	31	3,521	1,050	987	(3,184)%	2,471	235%
Adjusted EBITDA	$(2,943)	$477	$(7,242)	$(1,126)	(3,420)	(717)%	(6,116)	543%

*	Percentage not meaningful

Adjusted EBITDA decreased by $3.4 million and $6.1 million for the three and nine months ended September 30, 2020, respectively, compared to the three and nine months ended September 30, 2019, respectively. This change is driven by lower adjusted gross profit over the same period, primarily due to the impact from the COVID-19 pandemic.

Liquidity and Capital Resources

Since the Company’s inception in 2004 and prior to the consummation of the Business Combination, we have financed operations primarily through the net proceeds received from private placements of convertible preferred stock, borrowings on our senior loan facilities, the convertible bridge note funding commitment under a support letter from two entities affiliated with Warburg Pincus (“WP”), our controlling shareholder, described below, and revenue from the sale of our services. As of September 30, 2020, our principal source of liquidity was cash and cash equivalents totaling $2.4 million and funding available under the support letter from WP. We believe that our cash and cash equivalents as of September 30, 2020, together with our expected revenues and funding available under our support letter from WP and the additional cash and cash equivalents we received upon the consummation of the Business Combination, will be sufficient to meet our capital requirements and fund our operations for at least the next 12 months. We expect our principal sources of liquidity following the Business Combination will be our cash and cash equivalents and any additional capital we may obtain through additional equity or debt financings. Our future capital requirements will depend on many factors, including investments in growth and technology. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies which may require us to seek additional equity or debt financing.

Indebtedness

Term Loan Agreement

We entered into a Term Loan Agreement with CRG Servicing LLC (“CRG”) on June 17, 2016, which was most recently amended on September 3, 2020, that established a secured term loan facility of up to $68.0 million. Interest-only payments on the outstanding balance is payable quarterly in arrears at a rate of 13.0% per annum, payable, at our election, as 9.0% cash interest and 4.0% paid-in-kind interest during the paid-in-kind interest period, which continues until March 31, 2022. If we deliver financial statements to CRG evidencing EBITDA (as defined in the Term Loan Agreement) greater than or equal to zero for any consecutive six-month period, the interest rate will be reduced permanently to 12.5% (payable, at our election, as 9.0% cash interest and 3.5% paid-in-kind interest). We have elected to make the paid-in-kind interest payments and accrue and capitalize the paid-in-kind interest of 4% each quarter as an addition to the principal debt balance. The outstanding principal balance is repayable in four equal quarterly installments commencing June 30, 2022. The term loan matures on March 31, 2023. As of September 30, 2020, the principal amount outstanding under the term loan was $80.5 million. The term loan also has a final payoff fee of 6% of the principal balance payable at maturity or upon prepayment. We repaid the term loan on October 30, 2020, with proceeds received upon the consummation of the Business Combination.

The term loan is guaranteed by certain of our subsidiaries and secured by substantially all of our assets and certain of our subsidiaries. The Term Loan Agreement includes several affirmative and negative covenants, including a requirement that we maintain minimum liquidity, minimum revenue and observe restrictions on dispositions of property, changes in our business, mergers or acquisitions, incurring indebtedness, and distributions or investments. Additionally, the Term Loan Agreement requires us to provide audited financial statements within 180 days after our year-end. We obtained a waiver to this reporting covenant for the year ended December 31, 2019 to extend the requirement to 270 days after year-end. We were in compliance with all such applicable covenants as of September 30, 2020.

Convertible Bridge Notes

In August 2020, WP committed to fund up to $15.0 million available from August 2020 through December 31, 2021, subject to ongoing evaluations between the parties following the closing of the Business Combination. In September 3, 2020, we sold to WP $2.0 million aggregate principal amount of subordinated convertible promissory notes (“Bridge Notes”) in a financing pursuant to this support letter. WP subsequently recommitted to fund up to $15.0 million available from September 2020 through December 31, 2021, subject to ongoing evaluations between the parties following the closing of the Business Combination, under a new support letter dated September 23, 2020, that superseded and replaced the August support letter. On September 28, 2020, we sold to WP an additional $2.0 million aggregate principal amount of Bridge Notes pursuant to the September support letter. On October 13, 2020, we sold to WP an additional $1.9 million aggregate principal amount of Bridge Notes pursuant to the September support letter. The Bridge Notes accrue payment-in-kind interest at a rate of 13% per annum, become immediately due and payable upon the closing of the Business Combination or other change of control, and otherwise become due and payable upon the written demand of WP upon the earlier of any time after June 30, 2023, and the occurrence, and during the continuance of, an event of default under the Bridge Notes. We may voluntarily prepay the Bridge Notes in whole or in part without penalty upon the approval of the majority of our disinterested directors. On October 30, 2020, we repaid the then-outstanding Bridge Notes with proceeds received upon the consummation of the Business Combination.

See Note 7 in our condensed consolidated financial statements attached as Exhibit 99.3 to the Amendment for further information.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	Nine Months Ended September 30,
	2020	2019
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(11,940)	$(8,736)
Investing activities	(4,976)	(3,975)
Financing activities	14,770	12,782
Net increase (decrease) in cash, cash equivalents and restricted cash	$(2,146)	$71

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2020 was $11.9 million, consisting primarily of a net loss of $25.1 million offset by changes in working capital of $3.9 million and non-cash charges of $9.3 million. The changes in working capital was primarily due to a decrease in accounts receivable and increase in accounts payable and accrued liabilities due to timing of payments. The non-cash charges primarily consisted of depreciation, amortization, stock-based compensation expense, provision for accounts receivable allowances, and non-cash interest expense.

Net cash used in operating activities for the nine months ended September 30, 2019 was $8.7 million, consisting primarily of a net loss of $12.2 million and changes in working capital of $2.2 million offset by non-cash charges of $5.7 million. The changes in working capital was primarily due to an increase in accounts receivable due to growth of our operations. The non-cash charges primarily consisted of depreciation, amortization, stock-based compensation expense, provision for accounts receivable allowances, and non-cash interest expense offset by changes in fair value of contingent consideration.

Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2020 was $5.0 million consisting of $3.3 million capitalized software development costs and $1.7 million in purchases of property and equipment.

Net cash used in investing activities in the nine months ended September 30, 2019 was $4.0 million consisting of $3.0 million capitalized software development costs and $1.0 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities in the nine months ended September 30, 2020 was $14.8 million consisting primarily of net proceeds from the issuance of our Series J preferred stock of $10.9 million and the issuance of our convertible bridge notes payable of $4.0 million.

Net cash provided by financing activities in the nine months ended September 30, 2019 was $12.8 million consisting primarily of net proceeds from additional borrowings under the Term Loan Agreement.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and currently do not have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Contractual Obligations and Commitments

There were no material changes during the nine months ended September 30, 2020, to our contractual obligations and other commitments as disclosed in the Proxy Statement in the section entitled “SOC Telemed Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

For further information on our commitments and contingencies, see Note 11 in our condensed consolidated financial statements attached as Exhibit 99.3 to the Amendment.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

There have been no material changes to our critical accounting policies and estimates as described in Note 2 “Summary of Significant Accounting Policies” of our audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018, included in the Proxy Statement beginning on page F-20 and incorporated by reference into the Original Report and this Amendment, other than as described in the section below titled “Recently Adopted Accounting Pronouncements.”

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We had cash and cash equivalents totaling $2.4 million and $4.5 million as of September 30, 2020, and December 31, 2019, respectively. Our cash is held in non-interest-bearing accounts at high-credit quality financial institutions and are not subject to interest rate risk. At times, such amounts may exceed federally insured limits.

Recently Adopted Accounting Pronouncements

See the sections titled “Summary of Significant Accounting Policies — Recently Issued Accounting Pronouncements — Accounting pronouncements issued but not yet adopted” in Note 2 to our condensed consolidated financial statements attached as Exhibit 99.3 to the Amendment for more information.

Emerging Growth Company

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Following the completion of the Business Combination, we intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Prior to the completion of the Business Combination, we were a private company and had limited accounting and financial reporting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements for the year ended December 31, 2019, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We determined that we had a material weakness related to the design of our control environment because we (i) did not maintain a sufficient complement of personnel with an appropriate degree of knowledge, experience, and training, commensurate with our accounting and reporting requirements, (ii) did not maintain sufficient evidence of formal procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures nor were monitoring controls evidenced at a sufficient level to provide the appropriate level of oversight of activities related to our internal control over financial reporting, and (iii) did not design and maintain effective controls over segregation of duties with respect to creating and posting manual journal entries

With the oversight of senior management and our audit committee, we are implementing a remediation plan which includes (i) the hiring of personnel with technical accounting and financial reporting experience to further bolster our ability to assess judgmental areas of accounting and provide an appropriate level of oversight of activities related to internal control over financial reporting, (ii) the implementation of improved accounting and financial reporting procedures and controls to improve the timeliness of our financial reporting cycle, (iii) the implementation of new accounting and financial reporting systems to improve the completeness, and accuracy of our financial reporting and disclosures, and (iv) the establishment of formalized internal controls to maintain segregation of duties between control operators. We believe the measures described above will remediate the material weakness identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures.